Exhibit 10.3

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

This amendment dated and effective January 1, 2009 (this “Amendment”), amends that certain Employment Agreement dated effective as of October 1, 2007 (the “Original Agreement”) by and between United Online, Inc. (the “Company”) and Scott H. Ray. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Original Agreement.

RECITALS

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), places certain restrictions, among other things, as to the timing of distributions from nonqualified deferred compensation plans and arrangements; and

WHEREAS, the parties desire to amend the Original Agreement to comply with Section 409A of the Code.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto hereby agree as follows:

1.             The first sentence of Section 3 of the Original Agreement is hereby deleted and replaced as follows:

“You will also be eligible to receive an annual bonus of up to 100% of your annual base salary for each fiscal year (the ‘Annual Bonus’), less withholding required by law, based on performance criteria established by the Board of Directors.”

2.             A new sentence is hereby added to the end of Section 3 of the Original Agreement, as follows:

“Your annual bonus award shall in no event be paid later than the 15th day of the third month following the end of your taxable year or, if later, the end of the Company’s taxable year in which such bonus award is earned.”

3.             A new sentence is hereby added to the end of each of Section 4(b) and 4(c) of the Original Agreement, as follows:

“Except as otherwise expressly provided in the agreement evidencing a particular  restricted stock unit award, the shares of common stock underlying the restricted stock units that vest on such an accelerated basis will be issued to you on the first business day, within the sixty (60)-day period following the date of your cessation from service as a result of your termination “without cause” (as defined below) or your resignation for “good reason” (as defined below), on which the executed Release required of you pursuant to Section 7(b) is effective and enforceable in accordance with its terms following any applicable revocation period, or as soon thereafter as administratively practicable, but in no event later than the last business day of that sixty (60)-day period on which such Release is effective and enforceable.”

4.             The first sentence of Section 7(a) is hereby amended to read as follows:

“If you terminate your employment with the Company for any reason other than for “good reason”( as defined below), then all obligations of the Company as set forth in this letter will cease, other than the obligation to pay you any accrued base salary for services rendered through the  date of such termination, to pay you for any accrued but unused vacation days as of the date of such termination, and to fulfill its obligations in accordance with terms of the applicable stock plan or restrict stock unit agreement, with the payment of your accrued base salary and vacation pay to be made to you on your termination date.”

5.             The first paragraph of Section 7(b) of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

“If (A) your employment is terminated by the Company “without cause” (as defined below) prior to November 15, 2011, (B) you execute and deliver to the Company, within twenty-one (21) days (or forty-five (45) days to the extent such longer period is required under applicable law) after the effective date of your termination of employment, a Release (as defined in Section 4(b)) and (C) such Release becomes effective and enforceable after the expiration of any applicable revocation period under federal or state law, then the Company will pay you a separation payment (the “Separation Payment”) equal to the sum of (i) twenty-four (24) months of your then current monthly base salary, (ii) your Annual Bonus (as defined below), and (iii) a prorated portion of your Annual Bonus (as defined below) based upon the time elapsed between December 31 of the preceding year and your date of termination. For purposes of clauses (ii) and (iii) above, “Annual Bonus” shall mean the lesser of 100% of your then current annual base salary or the Annual Bonus paid to you for the preceding fiscal year.  Payment of the Separation Payment under this Section 7(b) and the accelerated vesting of your equity awards under Section 4 will each be contingent upon the satisfaction of the following requirements: (i) you execute and deliver to the Company on a timely basis your required Release in accordance with this Section 7(b) and (ii) such Release becomes effective and enforceable after the expiration of any applicable revocation period under federal or state law. The Separation Payment under this Section 7(b) will be payable in a series of twenty-four (24) successive equal monthly installments, beginning on the first regular payday for the Company’s salaried employees, within the sixty (60)-day period following the date of your “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) as a result of your termination “without cause” (as defined below), on which your executed Release is effective and enforceable in accordance with its terms following any applicable revocation period, or as soon thereafter as administratively practicable, but in no event later than the last day of that sixty (60)-day period on which such Release is effective and enforceable. Your right to each such monthly installment of the Separation Payment shall be deemed, for purposes of Section 409A of the Code, to be a right to a series of separate payments. Upon termination of your employment by the Company “without cause,” other than the obligations set forth in the first sentence of Section 7(a) above and the acceleration of vesting provided in Section 4 above, the Company will have no further obligation to you except pursuant to this paragraph.”

6.             The last paragraph of Section 7(b) of the Original Agreement is hereby deleted and replaced in its entirety as follows:

“If any payment or benefit received or to be received by you (including any payment or benefit received pursuant to this letter or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the

‘Code’), or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the ‘Excise Tax’), then, the cash payments provided to you under this letter shall first be reduced, with each such payment to be reduced pro-rata but without any change in the payment date and with the monthly installments of the Separation Payment to be the first such cash payments so reduced, and then, if necessary, the accelerated vesting of your equity awards pursuant to the provisions of this letter shall be reduced in the same chronological order in which those awards were made, but only  to the extent necessary to assure that  you receive only the greater of (i)  the amount of those payments and benefits which would not constitute a parachute payment under Code Section 280G or (ii)  the amount which yields you the greatest after-tax amount of benefits after taking into account any Excise Tax imposed on the payments and benefits provided you hereunder (or on any other payments or benefits to which your may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of your employment with the Company).”

7.             The definition of “good reason” as set forth in Section 7(c) of the Original Agreement is hereby deleted and replaced in its entirety as follows:

“ For purposes of this letter, ‘good reason’ means:

(i)               a material reduction in your base salary without your prior written consent;

(ii)              a material reduction in your authority, duties or responsibilities in a manner inconsistent with the terms of this letter, without your prior written consent; or

(iii)             any material un-waived breach by the Company of the terms of this letter; provided however, that with respect to any of the clause (i) – (iii) events above, you will not be deemed to have resigned for good reason unless (A) you provide written notice to the Company of the existence of the good reason event within ninety (90) days after  its initial occurrence, (B) the Company is provided with thirty (30) days in which to cure such good reason event, and (C) your termination of employment is effected within one hundred eighty (180) days following the occurrence of the non-cured clause (i) – (iii) event.”

8.             Section 7(d) of the Original Agreement is hereby deleted and replaced in its entirety as follows:

“d.           Notwithstanding any provision in this letter to the contrary (other than Section 7(e) below), no payment or distribution under this letter which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of your termination of employment with the Company will be made to you until you incur a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) in connection with such termination of employment.  For purposes of this letter, each amount to be paid or benefit to be provided you shall be treated as a separate identified payment or benefit for purposes of Section 409A of the Code.  In addition, no payment or benefit which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of your  separation from service will be made to you prior to the earlier of (i) the first day of the seventh (7th) month measured from the date of such separation from service or (ii) the date of your  death, if you are deemed at the time of such separation from service to be a specified employee (as determined pursuant to Code Section 409A and the Treasury Regulations thereunder) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this Section 7(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to you in a lump sum on the first day of the seventh (7th) month after the date of your separation from service or, if earlier, the first day of the month immediately following the date the Company receives proof of your death. Any remaining payments or benefits due under this letter will be paid in accordance with the normal payment dates specified herein.”

9.             A new Section 7(e) is hereby added as follows:

“e.           Notwithstanding Section 7(d) above, the following provisions shall also be applicable to you if you are a specified employee at the time of your separation of service:

(i)            Any payments or benefits which become due and payable to you during the period beginning with the date of your separation from service and ending on March 15 of the following calendar year shall not be subject to the holdback provisions of Section 7(d) and shall accordingly be paid as and when they become due and payable under this letter in accordance with the short-term deferral exception to Code Section 409A.

(ii)           The remaining portion of the payments and benefits to which you become entitled under this letter, to the extent they do not in the aggregate exceed the dollar limit described below and are otherwise scheduled to be paid no later than the last day of the second calendar year following the calendar year in which your  separation from service occurs, shall not be subject to any deferred commencement date under Section 7(d) and shall be paid to you as they become due and payable under this letter.  For purposes of this subparagraph (ii), the applicable dollar limitation will be equal to two times the lesser of (i) your annualized compensation (based on your annual rate of pay for the calendar year preceding the calendar year of your separation from service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had such separation from service not occurred) or (ii) the compensation limit under Section 401(a)(17) of the Code as in effect in the year of such  separation from service.  To the extent the portion of the severance payments and benefits to which you would otherwise be entitled under this letter during the deferral period under Section 7(d) exceeds the foregoing dollar limitation, such excess shall be paid in a lump sum upon the expiration of that deferral period, in accordance with the deferred payment provisions of Section 7(d), and the remaining severance payments and benefits (if any) shall be paid in accordance with the normal payment dates specified for them herein.”

10.           Except as modified by this Amendment, all the terms and provisions of the Original Agreement shall continue in full force and effect.

(Signature Page Follows)

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment on the date specified therefor below.

UNITED ONLINE, INC.

By:	/s/ Mark R. Goldston
Mark R. Goldston
Chairman, President and Chief Executive
Officer

Dated:	December 19, 2008

By:	/s/ Scott H. Ray
Scott H. Ray

Dated:	December 29, 2008